Exhibit 99.1

BANCSHARES OF FLORIDA, INC.

REPORT TO SHAREHOLDERS

To our shareholders:

Quality Growth.     Franchise Development.     Market Presence.

If the progress of Bancshares of Florida over the first quarter of 2003 could be reduced to three simple phrases, these would be the ones. The period was marked by a series of accomplishments that highlight our commitment to building a powerful financial services company and increasing shareholder value.

Quality Growth

Nowhere is the quality of our growth better demonstrated than in our overall loan portfolio, which topped $121 million in outstanding loans at the end of the quarter. More impressive is that only 0.20% of these loans were non-performing, only 0.26% were past-due, and charge-offs as a percentage of first quarter average loans stood at just 0.02%. Clearly, we are building a high-quality loan portfolio.

In addition, the deposit mix we are developing is focused on lower costs and core deposits, with a particular emphasis on business operating accounts along with individual, personal and money market accounts. The percentage of large CDs (over $100,000) among total deposits has declined to 18.9%, down from 42.1% a year ago. In fact, of Bank of Florida, Fort Lauderdale’s total deposits of $33,000,000, only 10% are CDs, further evidence that our deposit balance has been growing stronger as a direct result of our emphasis on total relationship banking.

Superior execution was also the first priority at Florida Trust Company, which throughout the quarter applied an investment strategy stressing objectivity, client-focused guidance and thorough performance reporting.

Their approach to asset allocation is grounded in the conviction that their customers deserve efficient portfolios with an optimal combination of risk and return. This is a strategy that has provided clients excellent downside protection in recent volatile markets along with consistent returns in upward-moving markets.

Franchise Development

A milestone event in the development of a powerful brand for our banking franchise was the renaming of Citizens National Bank of Southwest Florida. The actual transition occurred on April 7, when our two Naples branches officially became Bank of Florida, N.A. However, virtually all of the preparation—from the production of new stationery to the placement of new signage to a targeted advertising campaign—took place during the first quarter.

A change of this nature is always a logistical challenge, but we believe that the potential benefit that comes from operating under a consistent name is enormous. “Bank of Florida” is a powerful brand, signifying a combination of strength, leadership and local insight. Moreover, consistency gives us the opportunity to leverage our existing infrastructure more efficiently, take advantage of economies of scale and keep growth expenses to a minimum.

Market Presence

Certainly, one of the most prominent of these accomplishments was our initial public offering. Bancshares of Florida was the nation’s first IPO in 2003, and we are now trading on the Nasdaq SmallCap Market under the ticker symbol BOFL. Our status as a public company speaks volumes about just how far we’ve come since we started offering customers our unique style of community banking back in 1999. But that’s just part of the story. This report details even more compelling evidence of our company’s strategy of growth and execution of our business plan.

Our success in building a powerful market presence is clearly illustrated in the charts that accompany this report. As of March 31, 2003, total assets stood at $165,830,000, which represents an increase of $21,295,000 or 14.7% for the quarter and $78,745,000 or 90.4% versus prior year. Total loans were $122,913,000, up $17,024,000 or 16.1% for the quarter and $46,306,000 or 60.4% versus prior year. And total deposits were $142,623,000, up $13,296,000 or 10.3% for the quarter and $66,555,000 over prior year.

This progress highlights our ability to significantly grow market share in the communities we currently serve. As we have stated in the past, our first years are dedicated to the growth of our existing locations, expansion of our franchise into promising new markets and the development of a compelling brand image. Our ultimate goal is to make Bancshares of Florida one of the best-performing financial services company in southern Florida. Our operating loss for the 1st quarter is attributed primarily to the anticipated losses of opening our new bank, Bank of Florida, Ft. Lauderdale. In addition, we continue to experience excellent credit quality but we have strengthened our loan loss reserve due to overall economic conditions. Our Naples branch, Bank of Florida, N.A. should absorb the monthly operating costs of our new headquarter facility in the second quarter. We anticipate significant improvements in our operating results in the second quarter and throughout the year as we continue to grow our loan portfolio, core deposits and achieve operating efficiencies. Our investments in growing your company should begin to exhibit favorable earning trends as we achieve continued growth and scalability.

We aspire to excellence in everything we do and believe that this is the surest way to continually deliver satisfying banking experiences to our customers, a fulfilling work environment to our associates and a significant increase in company value to our shareholders.

I would like to thank you on behalf of the entire team at Bancshares of Florida for the support you have shown. We are honored that you have chosen to invest in our company, and we are dedicated to delivering you the value and performance you deserve.

Sincerely,

Michael L. McMullan

President & Chief Executive Officer

Bancshares of Florida, Inc.